EXHIBIT 99.1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
FirstCom Corporation

         We have audited the accompanying consolidated balance sheet of FirstCom Corporation as of December 31, 1998 and the related consolidated statements of operations and stockholders' equity and cash flows for the year ended December 31, 1998. Our audit also included the financial statement schedule listed in the index of Item 13(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstCom Corporation at December 31, 1998, and the consolidated results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP
Miami, Florida
February 19, 1999

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of FirstCom Corporation

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Firstcom Corporation and its subsidiaries at December 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        As described in Note 4, during 1996 the Company had transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions may not be the same as those that would result from transactions among wholly unrelated parties.

/S/ Pricewaterhouse Coopers LLP


Miami, Florida
  March 2, 1998, except as
  to the fourth paragraph of Note 1,
  which is as of August 6, 1998

                              FIRSTCOM CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                                                                            DECEMBER 31,
                                                                                                  ---------------------------------
                                                                                                    1998                    1997
                                                                                                  ---------               ---------
ASSETS
Current assets:
 Cash and cash equivalents .........................................................              $   8,892               $  14,936
 Restricted cash ...................................................................                 22,599                  61,028
 Restricted investments ............................................................                 19,670                  20,404
 Accounts receivable, net of allowance for doubtful accounts
 of  $953 in 1998 ..................................................................                  6,935                   2,367
 Prepaid expenses and other current assets .........................................                    624                   1,208
                                                                                                  ---------               ---------
  Total current assets .............................................................                 58,720                  99,943
Restricted investments .............................................................                 20,021                  37,488
Telecommunications networks, net ...................................................                 45,901                   9,348
Intangible assets, net .............................................................                 15,765                  15,186
Deferred financing costs ...........................................................                 14,437                  14,971
                                                                                                  ---------               ---------
  Total assets .....................................................................              $ 154,844               $ 176,936
                                                                                                  =========               =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Vendor financing, current .........................................................              $     254               $    --
 Convertible debentures ............................................................                   --                     1,550
 Lease obligations, current ........................................................                    136                     313
 Accounts payable ..................................................................                  8,238                   4,023
 Accrued interest ..................................................................                  3,695                   3,925
 Other accrued expenses ............................................................                  1,963                   2,631
 Due to related parties ............................................................                   --                       263
 Other current liabilities .........................................................                    471                     322
                                                                                                  ---------               ---------
  Total current liabilities ........................................................                 14,757                  13,027
Senior notes, net ..................................................................                132,338                 131,626
Vendor financing ...................................................................                  1,337
Lease obligations, less current portion ............................................                    238                     356
                                                                                                  ---------               ---------
  Total liabilities ................................................................                148,670                 145,009
                                                                                                  ---------               ---------
Commitments and contingencies ......................................................                   --                      --
Stockholders' equity
 Preferred stock, $.001 par value, authorized 10,000,000 shares, none issued
 Common stock, $.001 par value, authorized 50,000,000 shares,
  issued and outstanding 19,084,300 shares .........................................                     19                      19
 Additional paid in capital ........................................................                 31,737                  31,562
 Warrants ..........................................................................                 26,737                  26,737
 Accumulated deficit ...............................................................                (51,475)                (26,153)
 Cumulative translation adjustments ................................................                   (238)                   (238)
                                                                                                  ---------               ---------
                                                                                                      6,780                  31,927
Shareholder loans ..................................................................                   (606)                   --
                                                                                                  ---------               ---------
  Total stockholders' equity .......................................................                  6,174                  31,927
                                                                                                  ---------               ---------
  Total liabilities and stockholders' equity .......................................              $ 154,844               $ 176,936
                                                                                                  =========               =========

                             See accompanying notes

                              FIRSTCOM CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           (THOUSANDS OF US DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                       1998            1997           1996
                                   ------------    ------------    ------------
Revenues .......................   $     19,059    $      1,130    $        652
Operating expenses:
  Cost of revenues .............         14,996           1,203             958
  Selling, general and
       administrative ..........         12,293           4,678           3,272
  Non-cash compensation and
       Consulting expenses .....            175           4,640              73
  Depreciation and
       amortization ............          2,237           1,201             842
                                   ------------    ------------    ------------
                                         29,701          11,722           5,145
                                   ------------    ------------    ------------
  Loss from operations .........        (10,642)        (10,592)         (4,493)
  Interest expense .............        (19,578)         (6,521)           (246)
  Interest income ..............          5,448           1,315              80
  Other expense, net ...........           (550)            (68)           (103)
                                   ------------    ------------    ------------

  Net loss .....................   $    (25,322)   $    (15,866)   $     (4,762)
                                   ============    ============    ============
  Net basic and diluted loss
     per share .................   $      (1.33)   $       (.95)   $       (.32)
                                   ============    ============    ============
  Weighted average common
     shares outstanding ........     19,084,300      16,667,719      14,795,660
                                   ============    ============    ============

                             See accompanying notes

                              FIRSTCOM CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                                            COMMON STOCK                 ADDITIONAL
                                                                     ----------------------------         PAID-IN
                                                                       SHARES            AMOUNTS          CAPITAL         WARRANTS
                                                                     ----------        ----------        ----------      ----------
Balances at January 1, 1996 .................................        11,951,685        $       12        $    6,153            --

Common stock issued in private
  placements ................................................         1,939,042                 2             7,430            --
Conversion of debt ..........................................         1,011,791                 1             1,985            --
Stock issued for acquisitions ...............................         1,250,000                 1             7,487            --
Imputed interest on related party
  notes .....................................................              --                --                  40            --
Stock option grants .........................................              --                --                  73            --
Currency translation adjustment .............................              --                --                --              --
Net loss ....................................................              --                --                --              --
                                                                     ----------        ----------        ----------      ----------

Balances at December 31, 1996 ...............................        16,152,518                16            23,168            --

Conversion of debt ..........................................         1,101,782                 1             1,993            --
Beneficial conversion feature ...............................              --                --                 810            --
Reversal of beneficial conversion feature upon
redemption of debt ..........................................              --                --                (344)           --
Stock issued to a former director in connection with the
FirstCom Long Distance acquisition
                                                                        100,000              --                 205            --
Stock issued as compensation to officers and former directors
                                                                      1,350,000                 2             3,756            --
Stock option grants to officers and former directors
                                                                           --                --                 882            --
Conversion of liabilities ...................................            80,000              --                 240            --
Stock issued for past financial assistance
                                                                        300,000              --                 852            --
Warrants to purchase common stock ...........................              --                --                --            26,737
Currency translation adjustment .............................              --                --                --              --
Net loss ....................................................              --                --                --              --
                                                                     ----------        ----------        ----------      ----------

Balances at December  31, 1997 ..............................        19,084,300                19            31,562          26,737

Shareholder loans ...........................................              --                --                --              --
Stock Option Grants .........................................              --                --                 175            --
Net loss ....................................................              --                --                --              --
                                                                     ----------        ----------        ----------      ----------

Balances at December  31, 1998 ..............................        19,084,300        $       19        $   31,737      $   26,737
                                                                     ==========        ==========        ==========      ==========

                                                                                        CUMULATIVE
                                                                     ACCUMULATED        TRANSLATION        SHAREHOLDER
                                                                      DEFICIT           ADJUSTMENT           LOANS          TOTAL
                                                                     ----------         ----------         ----------    ----------
Balances at January 1, 1996 .................................        $   (5,525)        $       30               --      $      670

Common stock issued in private
  placements ................................................              --                 --                 --           7,432
Conversion of debt ..........................................              --                 --                 --           1,986
Stock issued for acquisitions ...............................              --                 --                 --           7,488
Imputed interest on related party
  notes .....................................................              --                 --                 --              40
Stock option grants .........................................              --                 --                 --              73
Currency translation adjustment .............................              --                 (108)              --            (108)
Net loss ....................................................            (4,762)              --                 --          (4,762)
                                                                     ----------         ----------         ----------    ----------

Balances at December 31, 1996 ...............................           (10,287)               (78)              --          12,819

Conversion of debt ..........................................              --                 --                 --           1,994
Beneficial conversion feature ...............................              --                 --                 --             810
Reversal of beneficial conversion feature upon
redemption of debt ..........................................              --                 --                 --            (344)
Stock issued to a former director in connection with the
FirstCom Long Distance acquisition
                                                                           --                 --                 --             205
Stock issued as compensation to officers and former directors
                                                                           --                 --                 --           3,758
Stock option grants to officers and former directors
                                                                           --                 --                 --             882
Conversion of liabilities ...................................              --                 --                 --             240
Stock issued for past financial assistance
                                                                           --                 --                 --             852
Warrants to purchase common stock ...........................              --                 --                 --          26,737
Currency translation adjustment .............................              --                 (160)              --            (160)
Net loss ....................................................           (15,866)              --                 --         (15,866)
                                                                     ----------         ----------         ----------    ----------

Balances at December  31, 1997 ..............................           (26,153)              (238)              --          31,927

Shareholder loans ...........................................              --                 --                 (606)         (606)
Stock Option Grants .........................................              --                 --                 --             175
Net loss ....................................................           (25,322)              --                 --         (25,322)
                                                                     ----------         ----------         ----------    ----------

Balances at December  31, 1998 ..............................        $  (51,475)        $     (238)        $     (606)   $    6,174
                                                                     ==========         ==========         ==========    ==========

                             See accompanying notes

                                               FIRSTCOM CORPORATION
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (THOUSANDS OF US DOLLARS)

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                      ---------------------------------------------
                                                                                        1998              1997              1996
                                                                                      ---------         ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ....................................................................        $ (25,322)        $ (15,866)        $  (4,762)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization expense ......................................            2,237             1,201               842
  Amortization of deferred financing costs and original issue
discounts ....................................................................            1,279               518              --

  Accretion of discount on restricted investments ............................           (2,799)             (583)             --
  Beneficial conversion features on convertible debentures, net ..............             --                 466              --
  Capitalized interest related to network construction .......................           (2,955)             (712)             --
  Services exchanged for common stock ........................................             --                 852                73
  Non-cash compensation and consulting expense ...............................              175             4,640              --
  Interest converted to equity ...............................................             --                  45                49
  Changes in operating assets and liabilities:
   Accounts receivable .......................................................           (4,291)              (29)             (105)
   Prepaid expenses and other current assets .................................              645              (258)             (197)
   Other assets ..............................................................             (203)              (64)              (53)
   Accounts payable and accrued expenses .....................................            2,560             4,602               299
   Due to related parties ....................................................             (263)             (179)             (251)
   Other current liabilities .................................................              548              (105)              171
                                                                                      ---------         ---------         ---------
    Net cash used in operating activities ....................................          (28,389)           (5,472)           (3,934)
                                                                                      ---------         ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of telecommunications network ......................................          (34,674)           (2,763)           (1,453)
 Restricted cash .............................................................           38,429           (61,028)             --
 Acquisition of FirstCom Long Distance .......................................             --              (5,799)             --
 Acquisition of RDC ..........................................................           (1,528)             --                --
 Acquisition of FirstCom Networks ............................................             --                --              (1,515)
                                                                                      ---------         ---------         ---------
    Net cash provided by (used in) investing activities ......................            2,227           (69,590)           (2,968)
                                                                                      ---------         ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Use of (proceeds from) restricted investments ...............................           21,000           (57,309)             --
 Repayment of convertible debentures .........................................           (1,550)             --                --
 Shareholder loans ...........................................................             (606)
 Vendor financing ............................................................            1,591
 Issuance of Senior Notes ....................................................             --             150,000              --
 Deferred financing costs ....................................................             --              (7,000)             --
 Proceeds from convertible debentures ........................................             --               3,500              --
 Issuance of common stock ....................................................             --                --               7,430
 Net proceeds from issuance of (repayments to)
  notes payable and Bridge Notes .............................................             --                --              (1,061)
 Additions to notes payable to related party .................................             --                --               1,232
 (Payments under) proceeds from leasing obligations ..........................             (317)               84               (31)
                                                                                      ---------         ---------         ---------
    Net cash provided by financing activities ................................           20,118            89,275             7,570
                                                                                      ---------         ---------         ---------
Net increase (decrease) in cash and cash equivalents .........................           (6,044)           14,213               668
Effect of exchange rate changes on cash ......................................             --                --                  (2)
Cash and cash equivalents at beginning of year ...............................           14,936               723                57
                                                                                      ---------         ---------         ---------
Cash and cash equivalents at end of year .....................................        $   8,892         $  14,936         $     723
                                                                                      =========         =========         =========
Supplemental Cash Flow Disclosure
Cash paid for interest .......................................................        $  21,000         $     545         $     153
                                                                                      =========         =========         =========

Capital lease obligations of $172 were incurred in 1996.

During 1998 and 1997, the Company capitalized $2,955 and $712 of interest costs related to the construction of a fiber optic network.

                             See accompanying notes

                              FIRSTCOM CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

 1.  ORGANIZATION AND BUSINESS FORMATION

         FirstCom Corporation ("the Company", formerly InterAmericas Communications Corporation) is a provider of telecommunications services in Chile, Peru and Colombia. The Company has historically operated as a Latin American telecommunications development stage company which has developed its operations in Latin America through the acquisition of holding and operating companies that own licenses, concessions or rights-of-way in what the Company believes to be attractive markets. The Company operates in Chile as FirstCom Networks, S.A. ("FirstCom Networks"), formerly Hewster Chile, S.A., FirstCom Long Distance, S.A. ("FirstCom Long Distance"), formerly Iusatel Chile, S.A. and Red de Computadores S.A. ("RDC"), in Peru as FirstCom, S.A. ("FirstCom Peru", formerly Resetel) and as of February 1999, in Colombia as Teleductos S.A. ("Teleductos").

         Although separate legal entities, the Company operates its Chilean subsidiaries as one functional entity, providing seamless service delivery of integrated telecommunication solutions to its Chilean customers. Services provided by the Company to businesses in Santiago include: (i) high speed data transmission (ii) domestic and international long distance services in Chile,
(iii) internet access services on a dial-up and dedicated access basis, as well as related value-added services such as webhosting and corporate e-mail. FirstCom Peru is completing a fiber optic telecommunications network in Lima and Callao, Peru and will begin providing integrated telecommunication solutions to its customers, including: (i) high-speed data transmission, (ii) internet access and (iii) long distance telephony services during 1999. During February 1999, the Company acquired 76% of Teleductos, an operating entity currently providing high-speed data transmission services in Bogota, Colombia.

         During the three years ended December 31, 1998, the Company made the following acquisitions, each of which was accounted for as a purchase. The consolidated financial statements include the operating results from the effective date of acquisition.

 ACQUISITION OF FIRSTCOM PERU

         On May 7, 1996, the Company acquired 100% of FirstCom Peru's outstanding stock in exchange for 1,250,000 shares of Common Stock of the Company. The purchase price of approximately $7,490 has been substantially allocated to a local carrier concession.

 ACQUISITION OF FIRSTCOM NETWORKS

         On July 31 and September 2, 1996 the Company acquired 99% and 1%, respectively, of FirstCom Networks' outstanding stock for $1,500 in cash. Goodwill of approximately $1,300 was recorded representing the excess cost over the fair value of net assets acquired in the transaction.

 ACQUISITION OF FIRSTCOM LONG DISTANCE

         On December 17, 1997, the Company acquired 100% of FirstCom Long Distance's outstanding stock for $5,799 in cash, net of cash acquired. In addition, the Company incurred other direct acquisition costs totaling approximately $300, which includes the fair market value of 100,000 shares of Company Common Stock paid to a former director for his services in facilitating the transaction.

         The excess purchase price, of approximately $6,200, over the fair value of the net assets acquired has been allocated to FirstCom Long Distance's telephone carrier concession. The Company has accounted for the acquisition of FirstCom Long Distance as if it occurred on December 31, 1997.

ACQUISITION OF RDC

         On October 7, 1998 the Company acquired 99.9% of RDC outstanding stock for $1,528 in cash, net of cash acquired. Goodwill of approximately $1,400 was recorded representing the excess cost over the fair value of net assets acquired in the transaction.

ACQUISITION OF TELEDUCTOS -  A SUBSEQUENT EVENT

         On February 2, 1999, the Company acquired 76% of Teleductos' outstanding stock for approximately $6,000 million in cash, $7,000 in short-term promissory notes, a $2,000 stock subscription payable on February 8, 2000 and 100,000 shares of the Company's common stock. The promissory notes bear interest at 5% per annum and mature at various dates through February 2000. Goodwill of approximately $11,300 will be recorded during 1999 representing the excess cost over the fair value of net assets acquired in the transaction.

          The allocation of the purchase price described in the preceeding paragraph is preliminary, pending finalization of appraisals and other estimates.


 OTHER RELATED ACQUISITION DISCLOSURES - UNAUDITED

         The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of FirstCom Networks, FirstCom Peru, FirstCom Long Distance, RDC and Teleductos had occurred at the beginning of the periods presented, and do not purport to be indicative of the results that actually would have occurred if the acquisitions had been consummated on those dates or of results which may occur in the future:

                                             DECEMBER 31,
                                   ----------------------------------
                                           1998               1997
Revenue ....................              $25,428            $18,798
Net loss ...................             (26,333)           (37,524)
Net loss per share .........              $(1.38)            $(2.25)

         Following is a summary of the intangible assets resulting from the Company's acquisitions:
                                                                   ESTIMATED
                                          DECEMBER 31,              USEFUL
                                     1998              1997          LIFE
                                   -----------       ----------   ----------
  Satellite transmission rights        $1,166           $1,166     10 years
  Concessions                          13,870           13,770     20 years
  Goodwill                              2,730            1,289     10-20 years
                                   -----------       ----------
                                       17,766           16,225
  Less: accumulated amortization      (2,001)          (1,039)
                                   -----------       ----------
                                      $15,765         $ 15,186
                                   ===========       ==========

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED ITEMS

 PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 FOREIGN CURRENCY TRANSLATION

         Through December 31, 1997, the Company's subsidiaries used the following functional currency: FirstCom Peru-Peruvian sole, FirstCom Networks -Chilean peso. As such, assets and liabilities are translated at end-of-period exchange rates. Income, expense and cash flows are translated at weighted average exchange rates for the period. The resulting currency translation adjustments are accumulated and reported as a component of stockholders' equity.

         As a result of (1) the Company's U.S. dollar denominated senior note financing during October 1997, (2) the acquisition of FirstCom Long Distance on December 17, 1997 and (3) the fact that FirstCom Long Distance and FirstCom Networks operate as one functional entity of which FirstCom Long Distance represents the majority of the operations, effective January 1, 1998 the Company's Chilean subsidiaries began using the U.S. dollar as their functional currency. This change did not have a significant impact on the Company's results of operations.

         Effective January 1, 1998 the Company's Peruvian subsidiary, FirstCom Peru, began using the U.S. dollar as its functional currency. Although, through December 31, 1997 FirstCom Peru incorrectly used the local currency as its functional currency, the impact of using the U.S. Dollar as FirstCom Peru's functional currency on prior periods is not significant. This change did not have a significant impact on the Company's results of operations.

         Included in other expense in 1998 is approximately $500 of foreign exchange losses resulting from the translation into U.S. dollars of the Company's subsidiaries financial statements.

         During 1999, the Company intends to use the U.S. dollar as the functional currency for Teleductos.

 RECLASSIFICATIONS

         Certain amounts in the 1996 consolidated financial statements were reclassified to conform with the 1997 presentation.

CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments that are exposed to concentrations of credit risk are primarily cash and cash equivalents, restricted cash, restricted investments and accounts receivable.

         The Company places its cash and cash equivalents, restricted cash, and restricted investments with high-quality institutions. Accounts receivable are due primarily from commercial telecommunications customers. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximated fair value based on the short maturity of these financial instruments. The carrying amount of debt and capital leases approximated fair value based on the prevailing market rates currently available to the Company for similar financial instruments.

 CASH AND CASH EQUIVALENTS

         The Company considers all certificates of deposit and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 RESTRICTED CASH AND INVESTMENTS

         Restricted cash represents proceeds from the senior note offering (see
Note 3) to be used, in accordance with the terms of the related indenture agreement, primarily for the purchase of telecommunications equipment in Peru and Chile. Restricted investments are U.S. Treasury Notes that are restricted for the repayment of interest on the senior notes, and are stated at amortized cost, which approximated fair value at December 31, 1998. These investments mature at various dates through October 2000. Management designated these investments as held-to-maturity.

 TELECOMMUNICATIONS NETWORKS

         Telecommunications networks are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Construction, engineering, interest and labor costs directly related to the development of the Company's networks are capitalized. The Company begins depreciating these costs when the networks become commercially operational.

         Telecommunications networks consists of:

                                                                                    DECEMBER 31,                 ESTIMATED
                                                                           ------------------------------          USEFUL
                                                                              1998                 1997             LIFE
                                                                           --------              --------       -------------
Telecommunications equipment .................................             $ 15,837              $  6,547       5 to 20 years
Telecommunications equipment pending installation
and construction in progress .................................               27,635                 2,627            --
Office equipment and furniture ...............................                5,104                 1,663       3 to 7 years
                                                                           --------              --------
                                                                             48,576                10,837
Less: accumulated depreciation ...............................               (2,675)               (1,489)
                                                                           ========              ========
Implement of Long-Lived Assets ...............................             $ 45,901              $  9,348
                                                                           ========              ========

IMPAIRMENT OF LONG-LIVED ASSETS

         The Company assesses the carrying amount of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future cash flows to be generated during the remaining life of each intangible asset to its net carrying value.

 ACCOUNTING ESTIMATES

         The preparation of financial statements require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 ACCRUED EXPENSES

         Accrued expenses consist of:
                                                             DECEMBER 31,
                                                        ---------------------
                                                         1998           1997
                                                        ------         ------
Telecommunication equipment ......................      $  749         $ --
Convertible debenture settlement .................        --              922
 Professional fees ...............................        --              622
 Payroll .........................................       1,214            447
 Other ...........................................        --              640
                                                        ======         ======
                                                        $1,963         $2,631
                                                        ======         ======
COMMON STOCK EXCHANGED FOR OTHER THAN CASH

         Common stock exchanged for services and as inducements to make loans have been recorded as consulting, compensation or interest expense and additional paid in capital based on the fair value of the common stock at the date of grant. Through November 1996, the grant date fair, value of the common stock was estimated by the Company's Board of Directors. After November 1996, the grant date fair value of the common stock was based on the NASDAQ trading price.

 REVENUE RECOGNITION

         Revenues from telecommunication services are recognized as services are provided.


ADVERTISING COSTS

         Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $1,664 for 1998.

 NET LOSS PER SHARE

         The computation of net loss per share of common stock is computed by dividing net loss for the year by the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1998, 1997 and 1996 excludes 16.7 million, 15.6 million and 4.3 million, respectively, of antidilutive stock options and warrants.

 STOCK BASED COMPENSATION

         The Company accounts for stock-based compensation using the intrinsic value method which requires the recognition of related expense on the grant date when the exercise price of the stock option granted is less then the fair value of the underlying common stock. Additionally, the Company provides pro forma disclosure of net loss and loss per share as if the fair value based method had been applied in measuring compensation expense for stock options granted in 1998 and 1997.

         The policy of the Company has been to grant options at an exercise price equal to the estimated market value of the Company's common stock at the date of the grant, except for certain grants made in 1997 for which $882 was charged to expense. Had compensation costs for the Company's stock option grants been determined based on the fair value at the grant dates of options granted consistent with the fair value based method, the Company's loss and loss per share would have been increased to the pro forma amounts indicated below:

                                             1998             1997
                                          ----------      ---------
   Net loss .........   As Reported       $ (25,322)      $ (15,866)
   Net loss...........  Pro forma           (28,031)        (21,471)
   Net loss per share ... As Reported         (1.33)         ( 0.95)
   Net loss per share ... Pro forma           (1.47)          (1.29)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; volatility of 90%, risk-free interest rate of 6.00%, zero dividend yield and expected lives ranging from 3 to 6 years. The weighted average fair value of stock options granted during 1997 (i) with a strike price equivalent to the grant date fair value of the underlying common stock was $2.60, and (ii) with a strike price less than the grant date fair value of the underlying common stock was $2.26. The weighted average fair value of stock options granted during 1998 was $0.81.

 INCOME TAXES

         The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         The Company is subject to federal, state and foreign income taxes but has not incurred a liability for such taxes due to losses incurred. At December 31, 1998 the Company has net tax operating loss carryforwards of approximately $32,000 for U.S. income tax purposes and approximately $28,700 for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2018. The foreign net operating loss carryforwards related (1) to Peru, $4,400 expire in the years 2000 through 2002 and (2) to Chile, $24,300, do not expire.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax asset are presented below:
                                                        1998             1997
                                                      --------         --------
Net operating loss carryforwards .............        $ 16,153         $  8,953
Accounts receivable ..........................             469              438
Non-cash compensation ........................             372              309
                                                      --------         --------
                                                        16,994            9,700
Less: valuation allowance ....................         (16,994)          (9,700)
                                                      ========         ========
Net deferred tax asset .......................        $   --           $   --
                                                      ========         ========

Income tax expense for the years ended December 31, 1998, 1997 and 1996 differed from the amounts computed by applying the statutory income tax rate applicable to the countries in which the Company and its subsidiaries operate as a result of the following:
                                               1998          1997          1996
                                            -------       -------       -------
Computed "expected" tax benefit ......      $(7,294)      $(4,929)      $(1,020)
Increase in valuation allowance ......        7,294         4,929         1,020
                                            =======       =======       =======
                                            $   --        $   --        $   --
                                            =======       =======       =======


         The domestic and foreign components of net loss are as follows:

                                      1998              1997              1996
                                   --------          --------          --------
Domestic .................         $(18,613)         $(12,636)         $ (2,157)
Foreign ..................           (6,709)           (3,230)           (2,605)
                                   ========          ========          ========
                                   $(25,322)         $(15,866)         $ (4,762)
                                   ========          ========          ========

         The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net operating loss carryforwards.

SEGMENT REPORTING

         As an integrated communications provider, the Company has one reportable segment. Currently, the revenue of this segment is primarily derived from long distance operations. Substantially all of (i) the Company's revenue is attributable to customers in Chile and (ii) the Company's assets are located in Chile and Peru. The Company evaluates its performance based on several factors of which EBITDA (earnings before interest, taxes, depreciation and amortization) is a principal financial measure. The Company's EBITDA for the year ended December 31, 1998 in Peru, Chile and Corporate was approximately $(2,900), $(4,200) and $(1,300) respectively. Total assets for the Company's Peruvian and Chilean subsidiaries and Corporate were approximately $37,800, $32,600 and $84,400 respectively, as of December 31, 1998.

COMPREHENSIVE INCOME

         The Company did not report any comprehensive income items in any of the years presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the FASB issued Statement of Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Company expects to adopt the new Statement effective January 1, 2000. The Statement will require the recognition of all derivatives on the Company's consolidated balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

 3.  CAPITALIZATION

         The Company has had material transactions impacting its capitalization during the past three years. The following information, in addition to the disclosures in Note 4--Related Party Transactions and Note 5--Stock Options and Warrants, describes the most significant of these transactions.

VENDOR FINANCING

         On November 11, 1998 a subsidiary of the Company entered into a financing arrangement (the "First Vendor Financing") with one of the Company's significant equipment vendors. The terms of the First Vendor Financing follow:
(i) maximum amount available $10,000 (ii) interest rate of LIBOR plus 5.5%,
(iii) the Company may draw on the facility until December 31, 2000, (iv) draws under the facility shall be repaid in 20 consecutive quarterly principal and interest payments and (v) is collateralized by the equipment being financed. As of December 31, 1998 the Company had $1,591 outstanding under the First Vendor Financing.

         On December 24, 1998 a subsidiary of the Company entered into a financing arrangement (the "Second Vendor Finanacing") with another one of the Company's significant equipment vendors. The terms of the Second Vendor Financing follow: (i) maximum amount available $10,000, (ii) interest rate of Libor plus 4%, (iii) the Company may draw on the facility until December 31, 2000, (iv) draws under the facility shall be repaid in 20 consecutive quarterly principal and interest payments beginning on March 31, 2001, (v) interest only quarterly payments shall be made for each draw from the respective date of funding through December 31, 2000 and (v) is collateralized by the equipment being financed. As of December 31, 1998 the Company had no amounts outstanding under the Second Vendor Financing.


 SENIOR NOTE OFFERING

         On October 27, 1997, the Company completed a private offering (the "Senior Note Offering") pursuant to Rule 144A and Regulation S promulgated under the U.S. Securities Act of 1933 of 150,000 Units, consisting of an aggregate of $150,000 aggregate principal amount of 14% Senior Notes due October 27, 2007 ("Senior Notes") and 5,250,000 warrants (the "Unit Warrants") to purchase 5,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. In addition, UBS Securities LLC, the initial purchaser of the Units in the Senior Note Offering, was granted 2,250,000 warrants (the "Initial Warrants") to acquire 2,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. The Unit Warrants are and the Initial Warrants are currently exercisable and both expire on October 27, 2007. Interest is payable semi-annually beginning on April 1, 1998.

         The fair value of the Unit Warrants which is approximately $18,500 is reflected as an original issue discount on the Senior Notes. Additionally, the Company incurred direct financing costs of approximately $14,900, including the fair value of $7,900 of the Initial Warrants, as determined by an investment bank. The original issue discount and direct financing costs are being amortized to interest expense over ten years using the level yield method with an effective interest rate of 18.9 percent. The fair value of the Unit Warrants and Initial Warrants was determined by an investment banking firm using the Black-Scholes option pricing model with the following assumptions: volatility of 90%, risk-free interest rate of 6.24%, zero dividend yield and an expected life of 10 years.

         The Senior Notes are redeemable on or after October 27, 2002 at the option of the Company, in whole or in part from time to time, at specified redemption prices declining annually to 100% of the principal amount on or after October 27, 2005, plus accrued and unpaid interest. Upon a change in control, the Company is required to make an offer to purchase the Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. The Senior Notes contain certain restrictive covenants that, among other things, limit the ability of the Company to incur additional debt or issue preferred stock, pay dividends, enter into related party transactions or make certain other restricted payments.

         The net proceeds to the Company from the Senior Note Offering were approximately $142,500, after deducting the underwriting discount and offering expenses. Approximately $57,300 of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Senior Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Senior Notes. During November and December of 1997, the Company used the net proceeds of the Senior Note Offering as follows: (i) $5,900 for the acquisition of FirstCom Long Distance, (ii) $4,300 for the purchase of telecommunications equipment and the repayment of its subsidiaries liabilities, (iii) $2,600 to settle all of the Company's outstanding obligations related to convertible debentures and (iv) $975 to repay certain bridge notes.

         In addition to the deposit of a portion of the proceeds from the Senior Note Offering to fund interest payments on the Senior Notes through October 2000, the Company deposited $62 million of the proceeds from the Senior Note Offering in a separate account under a trustee's control pending application of such funds by the Company for the payment of: (a) Permitted Expenditures; (b) in the event of a Change in Control of the Company, the Change in Control Payment and (c) in the event of a Special Offer to Purchase, or a Special Mandatory Redemption, the purchase or redemption price in connection therewith.

         During 1998, the Company used approximately $38,000 of the Senior Note proceeds to expand and operate the Company's telecommunications businesses in Peru and Chile and approximately $21,000 to make interest payments on the Senior Notes.

 CONVERTIBLE DEBENTURES

         On February 3, 1997, the Company issued $1,500 aggregate principal amount of 7% Convertible Debentures due February 3, 2000 and warrants to purchase an aggregate 100,000 shares of the Company's Common Stock. Pursuant to the terms of the 7% Convertible Debentures (i) the conversion price was equivalent to the lesser of the fair value of the Company's common stock on the date the debt was issued or 83% of the fair value of the Company's common stock at the date of conversion, (ii) the Company was obligated to register with the SEC all shares of common stock underlying the warrants and debentures, and (iii) the failure to register such shares of common stock by June 30, 1997 would result in an additional weekly interest charge of 0.1 percent on the outstanding principal balance. On May 6, 1997 the Company issued $2,000 aggregate principal amount of 8% Convertible Debentures due April 30, 1998 and warrants to purchase an aggregate 20,000 shares of the Company's Common Stock (collectively the "Convertible Debentures"). Pursuant to the terms of the 8% Convertible Debentures (i) the conversion price was equivalent to the lesser of the fair value of the Company's common stock on the date the debt was issued or 80% of the fair value of the Company's common stock on the date of conversion, (ii) the Company was obligated to register with the SEC all shares of common stock underlying the warrants and debentures, and (iii) the failure to register such shares of common stock by August 6, 1997 would result in an additional cash payment every 30 days thereafter of 3% of the original principal amount.

         The Convertible Debentures were issued with beneficial conversion features due to the fact that the holders could convert the debt at any time prior to the maturity at a conversion price less than the conversion date fair value of the Company's common stock. As a result, the Company recorded $810 as interest cost and additional paid in capital related to the value of the beneficial conversion feature in 1997.

         During 1997, the Company issued 1,101,782 shares of Common Stock in connection with the conversion of $1,950 aggregate principal amount of the Convertible Debentures, plus related accrued interest. Effective December 31, 1997 the Company entered into an agreement for early extinguishment of the Company's remaining financial obligations related to the Convertible Debentures for $2,600 in cash. The cash payment was made on January 5 and 8, 1998.

         Such settlement, including the related loss on extinguishment of $255 classified as interest expense, has been accrued for as of December 31, 1997 and related to the following items:

Outstanding principal ................      $1,550
Accrued interest .....................         128
Redemption premiums ..................         335
Penalties ............................         587
                                            ------
                                            $2,600
                                            ======

         The above redemption premiums and penalties have been included in interest expense in the accompanying statement of operations. As a result of such settlement and redemption of outstanding principal, $344 of paid-in capital related to the beneficial conversion feature was reversed.

 PRIVATE ISSUANCES OF COMMON STOCK

         In February 1996, the Company commenced a private offering of its common stock. The Company issued 500,000 shares of common stock and raised $1,120 through March 31, 1996, net of expenses of $80. In June 1996, the Company commenced another private offering of its common stock. The Company issued 1,439,000 shares of common stock and raised $6,400 through August 1996, net of expenses of $520.

         During September 1997, the Company's Board of Directors authorized the issuance of 850,000 shares of common stock to two officers and the Company recognized related non-cash compensation expense of $2,338.

4.  RELATED PARTY TRANSACTIONS

 TELECTRONIC S.A. AND MR. HERNAN STREETER

         During the three years ended December 31, 1998, the Company entered into certain transactions with Telectronic S.A. and its founders, Mr. George A. Cargill and Mr. Eleazar Donoso. Mr. Cargill and Mr. Donoso are both Company shareholders. Mr. Cargill has been a director of the Company since 1994.

         During the two years ended December 31, 1997, the Company entered into several transactions with Mr. Hernan Streeter. Mr. Streeter formerly served the Company as its Chief Executive Officer and its Chairman of the Board.

         As compensation for his service as a director of the Company, from 1996 to 1998, the Company granted Mr. Cargill 130,000 stock options with a weighted average exercise price of $1.41. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.

         The Company purchased approximately $52, $77 and $172 of certain telecommunication equipment in 1998, 1997 and 1996, respectively, from Telectronic, S.A.

On July 24, 1995, Mr. Donoso received 1,425,000 shares of Common Stock (the "Donoso Shares") from the Company in exchange for his ownership interest in Hewster Servicios Intermedio S.A., a company which was acquired by the Company, in a transaction which was exempt from the registration requirements of the Securities Act pursuant to Regulation S and Section 4(2) thereof. On September 14, 1995, Mr. Donoso loaned the Donoso Shares to Laura Investments, Ltd., a company owned and controlled by Mr. Streeter.

         From September 14, 1995 to March 1996, Laura Investments, Ltd. loaned the Company an aggregate amount of $1,632. During March 1996, the Company converted the original principal amount of $1,632 plus accrued interest of $7 into 839,235 shares of Common Stock which were registered in the name of Laura Investments, Ltd. and issued in a transaction which was exempt from the registration requirements of the Securities Act pursuant to Regulation S and
Section 4(2) thereof.

         During September 1997, Laura Investments Ltd. agreed to transfer 839,235 shares of the Company's Common Stock to Mr. Donoso in an attempt to satisfy its obligations to Mr. Donoso in connection with the transfer of the Donoso Shares to Laura Investments, Ltd. which occurred on September 14, 1995. However, Mr. Donoso claimed that the Company owed him additional shares of Common Stock in consideration of the initial transaction between Mr. Donoso and Laura Investments Ltd. on September 14, 1995 (or the equivalent monetary consideration). The Company issued 300,000 shares of Common Stock to Mr. Donoso in October 1997 in settlement of all outstanding claims by Mr. Donoso against the Company. The Company recognized interest expense of $852 related to the aggregate fair value of such shares of Common Stock issued to Mr. Donoso. This transaction was exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) and 4(6) thereof.

         During 1997, the Company issued and redeemed $200 of bridge notes from Mr. Cargill. In connection with such bridge notes Mr. Cargill received 20,000 warrants to purchase the Company's common stock at an exercise price of $2.56 per warrant. The fair value, $21, of such warrants (determined using the Black-Scholes option pricing model with the following assumptions: volatility of 90% risk free interest rate of 6.7%, zero dividend yield and expected life of two years) was recorded as original issue discount and subsequently expensed upon repayment of the bridge notes.

         As compensation for his services as a director and Chief Executive Officer of the Company, during 1996, the Company granted Mr. Streeter 125,000 stock options with an exercise price of $2.25. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock. The Company paid salaries to Mr. Streeter of $110 during 1996.

         Mr. Streeter was the founder and Chief Executive Officer of FirstCom Networks, which was acquired by the Company during 1996. Prior to its acquisition, FirstCom Networks provided approximately $237 of telecommunication services to the Company. Mr. Streeter also was the primary shareholder and General Manager of FirstCom Long Distance, which was acquired by the Company during 1997. Prior to this acquisition, the Company made sales of $162 to FirstCom Long Distance. Pursuant to provisions of the FirstCom Long Distance purchase agreement, the Company paid Mr. Streeter a consulting fee of $120 during 1998.

 MAROON BELLS CAPITAL PARTNERS ("MBCP")

         During the two years ended December 31, 1997, the Company entered into certain transactions with MBCP. Two former directors of the Company, Paul Moore and Phillip Magiera, are principals in MBCP. MBCP has provided certain consulting and financial advisory services to the Company during the past three years.

         As compensation for their services as directors of the Company, during 1996, the Company granted MBCP and its principals 600,000 stock options with a weighted average exercise price of $2.25. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.

         During 1996, the Company purchased $493 in equipment whereby MBCP acted as a broker. Additionally, during 1996 and 1997, the Company made expense reimbursements of $219 and $132, respectively, to MBCP and its principals.

         During 1996 and 1997, the Company converted $316, plus accrued interest of $30, and $240, respectively, of outstanding liabilities to MBCP into 172,506 and 80,000 shares, respectively, of the Company's Common Stock.

         During October 1997, the Company entered into an agreement with MBCP and its principals, Theodore Swindells, Paul Moore and Phillip Magiera, to compensate them for services rendered to the Company. The services provided by Messrs. Moore and Magiera related to their functions as directors of the Company. Pursuant to such agreement, the Company made a cash payment to MBCP of $500 at the closing of the Senior Note offering and issued to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. The Company recognized non-cash consulting expense related to (i) the grant date fair value of the Common Stock of $1,420 and (ii) the intrinsic value of the stock options of $355. Messrs. Moore and Magiera resigned from the Company's Board of Directors effective as of the date of the agreement.

 OTHER RELATED PARTY TRANSACTIONS

         During April 1998 the Company loaned certain officers $606 related to federal and state income tax liabilities arising from shares of the Company's common stock granted to such officers during 1997. The loans (i) bear an annual interest state of 7%, (ii) are due on April 9, 2018 and (iii) are collateralized by 336,600 shares of the Company's common stock.

         The Company paid approximately $604 and $865 in legal fees in 1998 and 1997, respectively, to a law firm having a senior partner who is also a current Director of the Company.


 5.  STOCK OPTIONS AND WARRANTS

         Under the terms of the Company's stock option agreements, options have a maximum term of ten years from the date of the grant. The options vesting period varies from full vesting upon issuance of options to one forty eighth per month to the end of the option term. A summary of the Company's stock option activity is as follows:

                                              1998                           1997                            1996
                                   ---------------------------    ----------------------------    ----------------------------
                                                    WEIGHTED                        WEIGHTED                        WEIGHTED
                                                    AVERAGE                         AVERAGE                         AVERAGE
                                                    EXERCISE                        EXERCISE                        EXERCISE
                                     SHARES          PRICE           SHARES          PRICE          SHARES           PRICE
                                   ------------    -----------    -------------    -----------    ------------     -----------
Outstanding at beginning
of year ...............              7,295,000          $2.73        3,625,000          $2.31       1,565,000           $2.03
  Granted ................           1,558,334           1.61        3,670,000           3.15       2,060,000            2.52
  Exercised ..............                  --             --               --             --              --              --
  Cancelled ..............           (505,750)           1.38               --             --              --              --
                                   ------------    -----------    -------------    -----------    ------------     -----------
Outstanding at
    end of year ...........          8,347,584          $2.55        7,295,000          $2.73       3,625,000           $2.31
                                   ============    ===========    =============    ===========    ============     ===========
Options exercisable
    at year-end ...........          6,335,918          $2.54        4,970,365          $2.50       2,754,734           $2.54
                                   ============    ===========    =============    ===========    ============     ===========

         The following table summarizes information about stock options outstanding at December 31, 1998:

                                    OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
                     ---------------------------------------------------   --------------------------------------------------
                                                            WEIGHTED
                                          WEIGHTED          AVERAGE                            WEIGHTED
                                          AVERAGE          REMAINING                            AVERAGE
    EXERCISE             NUMBER           EXERCISE        CONTRACTUAL          NUMBER          EXERCISE          EXERCISE
      PRICE            OUTSTANDING         PRICE              LIFE          EXERCISABLE          PRICE            PRICE
------------------   ----------------   -------------    ---------------   ---------------    ------------    ---------------
     $ 1.01                  225,000           $1.01           10                 225,000           $1.01         $ 1.01
  1.27 to 1.96             2,159,250            1.73           8                1,270,917            1.85      1.27 to 1.96
  2.00 to 2.42             3,080,000            2.21           8                2,450,000            2.21      2.00 to 2.42
  2.50 to 3.00             1,583,334            2.72           7                1,523,334            2.71      2.50 to 3.00
  4.00 to 4.40             1,100,000            4.36           9                  766,667            4.35      4.00 to 4.40
  6.00 to 8.00               200,000            7.00           9                  100,000            6.00      6.00 to 8.00
                           ---------                                            ---------
                           8,347,584                                            6,335,918
                           =========                                            =========

         Included in the preceding table are 1,350,000 stock options, of which 1,066,667 are exercisable at December 31, 1998, with an exercise price of $2.13 and a weighted average remaining contractual life of 9 years. The exercise price of such stock options was less than the grant date fair value of the underlying Common Stock.

         During 1997 the Company granted two officers 2,650,000 stock options that vest over a two year period. The exercise price of such grants was equal to the grant date fair market value of the underlying Common Stock, except for 850,000 options with an exercise price of $2.13. The Company recognized non-cash compensation expense of $527 related to the 850,000 options. The terms of 1,000,000 stock options granted during 1996 were modified during 1997 to provide for immediate vesting.

Including the Initial and Note Warrants described in Capitalization above, the following is a summary of warrants granted by the Company:

                                                            1998                         1997                         1996
                                                  ----------------------        ----------------------        ----------------------
                                                   WEIGHTED                      WEIGHTED                       WEIGHTED
                                                   AVERAGE                        AVERAGE                        AVERAGE
                                                   EXERCISE                      EXERCISE                       EXERCISE
                                                    SHARES         PRICE         SHARES          PRICE           SHARES        PRICE
                                                  ---------        -----        ---------        -----          -------        -----
Outstanding at beginning of year .........        8,395,171        $4.24          680,171        $2.97          680,171        $2.97
  Granted ................................             --           --          7,715,000         4.35             --           --
  Exercised ..............................             --           --               --           --               --           --
  Cancelled ..............................             --           --               --           --               --           --
  Outstanding at end of year .............        8,395,171        $4.24        8,395,171        $4.24          680,171        $2.97
                                                  =========        =====        =========        =====        =========        =====
  Options exercisable at year-end ........        8,395,171        $4.24          895,171        $2.80          680,171        $2.97
                                                  =========        =====        =========        =====        =========        =====

         These warrants resulted from the Company's financing activities from 1994 to 1997. The weighted average grant date fair value of warrants granted during 1997 was $3.52.

6.  COMMITMENTS AND CONTINGENCIES

         One of the Company's subsidiaries entered into an operating agreement in 1993 with Metro S.A. to install and operate the Company's optical fiber telecommunication network in the tunnels, conduits and stations of lines 1 and 2 of the Santiago subway system. The Company has given Metro S.A. a $50 performance bond relating to these leases. The monthly lease rental is equivalent to 15% of the net monthly invoicing of the company for services rendered in the metropolitan region of Chile, subject to minimum amounts. The lease expires in the year 2003. Under the agreement, the Company is obligated to provide certain telecommunications services to Metro, S.A.

         The following summarizes future minimum payments under non-cancelable operating lease agreements at December 31, 1998:


  1999 ..............       $1,300
  2000...............        1,371
  2001 ..............        1,261
  2002 ..............        1,256
  2003 and 2004 .........    1,088
                            ------
                            $6,276
                            ======

         Rental expense under operating leases was $1,095, $961and $508 for the years ended December 31, 1998, 1997 and 1996, respectively.

         In September 1997, the Company entered into an employment and severance agreement (the "Northland Agreement") with Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which replaced his former employment agreement with the Company. The Northland Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an initial annual base salary of $350,000, subject to an increase of $50,000 in each of the second and third year of the agreement. In addition, Mr. Northland was granted non-qualified stock options to purchase 300,000 shares of the Company's Common Stock in the following manner:
100,000 shares which vest on the date of employment at an exercise price of $4.00 per share; 100,000 shares which vest one year thereafter at an exercise price of $6.00 per share; and 100,000 shares which vest two years after the date of employment at an exercise price of $8.00 per share. In consideration of Mr. Northland's agreement to terminate his former employment agreement with the Company, which would have provided for a substantial bonus to Mr. Northland upon consummation of the Offering, the Company agreed to pay Mr. Northland a performance bonus of $250,000 and vest all of his existing options to acquire 1,000,000 shares of Common Stock granted under his prior employment agreement. As a result of this transaction, the Company recognized compensation expense of $250 related to the performance bonus. The strike price of the vested options was equivalent to the fair value of the underlying Common Stock on the date of the Northland Agreement.

         During May 1997, the Company entered into an employment and severance agreement (the "Geib Agreement") with Douglas G. Geib II, Chief Financial Officer of the Company. The Geib Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an annual salary of $250,000. In addition to the base salary, the Geib Agreement provides for a primary performance award based upon business criteria which is designed to enhance shareholder value during each year up to a maximum of 100 percent of the base salary payable thereunder. Mr. Geib was also granted non-qualified stock options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $2.42 per share. One-third of such options became exercisable on date of employment, and the remainder vest in equal annual installments over the first two years of Mr. Geib's three-year employment period.